Exhibit 10.5

FOURTH AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

This Fourth Amendment to Agreement of Purchase and Sale (“Amendment”) is made effective as of April 1, 2008, by and between Realvest-Monroe CommerCenter L.L.C., a Florida limited liability company (“Seller”), and Cornerstone Operating Partnership, L.P., a Delaware limited partnership  ("Purchaser").

RECITALS:

A.          Purchaser and Seller are parties to that certain Agreement of Purchase and Sale dated November 29, 2007, as amended by that certain First Amendment to Agreement of Purchase and Sale dated January 15, 2008, that Second Amendment to Agreement of Purchase and Sale dated January 28, 2008, and that Third Amendment to and Reinstatement of Agreement of Purchase and Sale dated February 20, 2008 (collectively, the "Agreement").

B.           Purchaser wants additional time to review documents related to the assumption of the Mortgage and Seller is willing to provide additional time subject to certain terms and conditions.

AGREEMENTS:

1.           Amendment to the Reciprocal Grant of Easements.  The Amendment to the Reciprocal Grant of Easements has been recorded, as required.

2.           Roof Warranties.  Purchaser has received from Seller roof warranties that are acceptable to Purchaser, in Purchaser’s sole and absolute discretion.  This Agreement and Purchaser’s obligation to close are no longer contingent upon Seller providing roof warranties to Purchaser.

3.           Assumption of Mortgage.  If Purchaser does not deliver notice to Seller on or before 2:00 p.m. Eastern Standard Time, April 4, 2008, that Purchaser has (i) approved the form of the Mortgage, and (ii) obtained the assumption and release on terms and conditions acceptable to Purchaser in each case, in Purchaser’s sole and absolute discretion, or that Purchaser has waived this condition, the Agreement shall terminate and the Earnest Money shall be refunded to Purchaser.

4.           Closing Date.  The Closing Date will be on or before Thursday, April 17, 2008.  Purchaser may obtain one (1) thirty (30) day extension of the Closing Date by delivering written notice to Seller no later than Friday, April 4, 2008, and depositing with Escrow Agent the Second Additional Earnest Money Deposit no later than Tuesday, April 8, 2008.  Thereafter, Purchaser may obtain one (1) additional (30) day extension of the Closing Date by delivering written notice to Seller no later than Thursday, May 1, 2008, and depositing with Escrow Agent the Third Additional Earnest Money Deposit no later than Monday, May 5, 2008.  If Purchaser fails to timely provide notice and make the required deposit, the right to extend and any subsequent right to extend shall terminate.

5.           Defined Terms.  All capitalized terms in this Amendment shall have the same meaning as that set forth in the Agreement unless defined otherwise herein.

6.           Counterparts. This Amendment may be executed in counterparts each of which shall be deemed a fully executed original.

7.           Ratification.  Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect. Should there be any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the day and year first above written.

SELLER:
Realvest–Monroe CommerCenter, L.L.C., a Florida limited liability company
By: Realvest Development, LLC, a Florida limited liability company, as its Manager
By: Realvest Holdings, LLC, a Florida limited liability company, as its manager

By:	/s/ George D. Livingston
George D. Livingston, its managing member

PURCHASER:
Cornerstone Operating Partnership, L.P., a
Delaware limited partnership
By:	Cornerstone Core Properties REIT, INC.,
a Maryland corporation, its general partner

By:	/s/ Authorized Signatory
Name:
Title: